CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.


                              MANUFACTURING AGREEMENT

     This Agreement is made by and between Roche Molecular Systems. Inc. ("RMS"). having an office at 1080 U.S. Highway 202, Branchburg Township, Somerville, New Jersey 08876-3771, a Delaware corporation, F. Hoffmann-La Roche Ltd. (FHLR), a Switzerland limited liability company (both of which are referred to herein collectively as "ROCHE") and Clontech Laboratories, Inc. ("CLONTECH"), Palo Alto, CA, a California corporation, hereafter collectively referred to as "The Parties."

                                     BACKGROUND

     A. RMS owns and has the right to grant immunities from suit to practice under United States Patent No. B1 4,683,202, which describes and claims, inter alia, a nucleic acid amplification process known as the polymerase chain reaction ("PCR") process. FHLR owns and has the right to grant immunities from suit to practice under the foreign counterpart patents and patent applications corresponding to and claiming priority from United States Patent No. B1 4,683,202.

     B. CLONTECH produces and sells DNA molecules for use in various biological applications and desires to obtain from ROCHE an immunity from suit to practice the PCR process in the United States to make DNA molecules and to sell said molecules worldwide.

     C. ROCHE is willing to grant such an immunity from suit to CLONTECH to practice the PCR process solely to manufacture in the United States and to sell worldwide, specific, individual double-stranded DNA molecules on the terms and subject to the conditions provided exclusively in this Agreement.

     NOW, THEREFORE, for and in consideration of the mutual covenants contained herein, ROCHE and CLONTECH agree as follows:

     1.   DEFINITIONS

          For the purpose of this Agreement, and solely for that purpose, the terms set forth hereinafter shall be defined as follows:

          1.1 "EFFECTIVE DATE" shall mean the date on which the last signatory to this Agreement executes the Agreement.

          1.2 "LICENSED PRODUCTS" shall mean specific, individual DNA molecules produced by means of any method that practices one or more claims of PCR Technology, which claims have not expired or been held invalid by a court of competent jurisdiction from which no appeal has been, or may be, taken.

          1.3 "NET SALES REVENUE" shall mean gross invoice price of Licensed Products to an end user customer less a [*] deduction of [*], which [*] deduction shall be [*] deduction made from the gross invoice price for sales of Licensed Products and is in lieu of all other deductions (such as, for example, recalls, returns, taxes,

* Portions of this exhibit have been omitted and filed separately with the Commission pursuant to a request for confidential treatment under Rule 406.

                                          1.

freight, transportation, insurance, packaging, custom duties, and discounts granted later than at the time of invoicing).

     The NET SALES REVENUE of the Licensed Products sold by CLONTECH to any person, firm or corporation controlling, controlled by, or under common control with CLONTECH, or enjoying a special course of dealing with CLONTECH, shall be determined by reference to the Net Sales Revenue which would be applicable under this Section 1.3 in an arm's length sale by CLONTECH to a third party other than such person, firm or corporation. Without the prior written consent of ROCHE, CLONTECH shall not accept any consideration for the sale of any Licensed Products other than as will be accurately reflected in Net Sales Revenue.

     If Licensed Products are sold in combination with, or as a component of, other products not licensed hereunder ("Combined Product"), Net Sales Revenue for the purpose of determining royalties on Licensed Products that are part of a Combined Product shall be calculated by multiplying Net Sales Revenue for the Combined Product by the fraction A/B, where A is the invoice price of Licensed Products sold separately and B is the invoice price of the Combined Product. If Licensed Products are not sold separately, Net Sales Value for the purpose of calculating royalties hereunder shall be reasonably determined by agreement of ROCHE and CLONTECH prior to the first commercial sale of the Combined Product.

          1.4 "PCR TECHNOLOGY" shall mean the polymerase chain reaction process which is one of the amplification processes described and claimed in United States Patent No. B1 4,683,202 and any reissue or reexamination patents thereof, and those claims in foreign patents and patent applications which correspond to issued claims in the above '202 patent.

     2.   GRANT

          2.1 GRANT. Upon the terms and subject to the conditions of this Agreement, ROCHE hereby grants to CLONTECH, and CLONTECH hereby accepts from ROCHE, a royalty-bearing, nonexclusive and nontransferable immunity from suit for the term hereof to (i) practice PCR Technology solely in the United States solely to make and sell Licensed Products in the United States, its territories and possessions, and (ii) sell Licensed Products worldwide, directly or through distributors. It is understood that the rights granted herein do not include any right to have made the Licensed Products. The Parties understand and agree that no rights are hereby granted, expressly or by implication, under the U.S. Patent No. 4,965,188 (the '188 patent, covering the performance of nucleic acid amplification using a thermostable polymerase). An immunity from suit under the '188 patent may be obtained by purchase of ROCHE-manufactured polymerase or polymerase licensed by ROCHE for use in PCR or by contacting the Director of Licensing, Roche Molecular Systems, Inc.

          2.2 LIMITATION ON USE. The PCR Technology may be practiced solely for the foregoing purpose, and for no other purposes whatever, and no other right, immunity, or license under the PCR Technology or any other patents or patent applications of ROCHE is hereby granted expressly, impliedly or by estoppel. CLONTECH understands and agrees that this Agreement is intended to grant rights to produce specific, individual double-stranded DNA molecules only and is not intended to grant CLONTECH or anyone purchasing the DNA


                                          2.

molecules from CLONTECH rights to use such DNA molecules in any activity that practices the PCR process or any other proprietary process of ROCHE.

          2.3 Except as specifically permitted in Section 6.4 hereto, CLONTECH expressly acknowledges and agrees that the immunity from suit granted hereunder is personal to CLONTECH alone and that CLONTECH shall have no right to sublicense, assign or otherwise transfer any or all of its rights under the foregoing immunity from suit. ROCHE reserves the right to practice the PCR Technology itself, and to license, assign or otherwise transfer the PCR Technology to others for any purposes whatsoever.

     3.   FEES, ROYALTIES, RECORDS AND REPORTS

          3.1 ROYALTIES. For the rights and privileges granted under this Agreement, CLONTECH shall pay to ROCHE the following:

               (a) a non-refundable, non-creditable license issuance fee in the amount of [*], to be paid upon execution of this Agreement;

               (b) a non-refundable, fully creditable minimum annual royalty payment of [*], first accrued on January 30 of the year immediately following the Effective Date and each successive January 30 thereafter during the term of this Agreement, which royalty is creditable against earned royalties accruing under subsection (c) below for that calendar year; and

               (c) (i) for direct sales to end users of Licensed Products, earned royalties equal to [*] percent [*] of the Net Sales Revenue; and (ii) for sales to distributors, earned royalties equal to [*] percent [*] of the Net Sales Revenue.

          3.2 RECORDS. CLONTECH shall keep full, true and accurate books of accounts containing all particulars which may be necessary for the purpose of showing the amounts payable to ROCHE by way of royalty or by way of any other provision under this Agreement. Such books and the supporting data shall be open at all reasonable times upon reasonable advance notice, for three (3) years following the end of the calendar year to which they pertain (and access shall not be denied thereafter, if reasonably available), to the inspection of ROCHE or an independent certified public accountant retained by ROCHE for the purpose of verifying CLONTECH's royalty statements or CLONTECH's compliance in other respects with this Agreement. In the event that the audit reveals an underpayment of the royalty by more than [*] percent [*] during any one period being audited, the cost of the audit shall be paid by CLONTECH.

          3.3 REPORTS. CLONTECH shall within thirty (30) days after the first day of January, April, July and October of each year during the term of this Agreement, deliver to ROCHE a true and accurate report. This report shall give such particulars of the business conducted by CLONTECH during the preceding three (3) calendar months as are pertinent to an accounting for royalty under this Agreement and shall include at least the following:

               (a)  the quantities of Licensed Products sold during those three
(3) months, including a breakdown of total Licensed Products sold in the U.S. and outside the U.S.;

* Portions of this exhibit have been omitted and filed separately with the Commission pursuant to a request for confidential treatment under Rule 406.

                                          3.

               (b) compilation of billings thereon, and the allowable deductions therefrom; a determination of the Net Sales Revenue and the calculation of total royalties thereon; and

               (c) the calculation of net royalty payable to ROCHE. If no royalties are due, it shall be so reported.

     The correctness and completeness of each such report shall be attested to in writing by the responsible financial officer of CLONTECH's organization or by CLONTECH's external auditor or by the chairman or other head of CLONTECH's internal audit committee.

     Simultaneously with the delivery of each such report, CLONTECH shall pay to ROCHE the royalty and any other payments due under this Agreement for the period covered by such report. All payments due ROCHE hereunder shall be sent by the due date, together with said royalty report, to the following address:

                                   Roche Molecular Systems, Inc.
                                   P.O. Box 18139
                                   Newark, NJ 07191

or to any other address that ROCHE may advise in writing.

          3.4 PAYMENTS. All amounts payable hereunder by CLONTECH to ROCHE shall be payable in United States currency. If CLONTECH shall fail to pay any amount specified under this Agreement after the due date, the amount owed shall bear interest at the Citibank NA base lending rate ("prime rate") plus [*], from the due date until paid, provided, however, that if this interest rate is held to be unenforceable for any reason, the interest rate shall be the maximum rate allowed by law at the time the payment is due.

     4.   PRODUCT PROMOTION AND LABELING

          4.1 CLONTECH and its distributors may indicate in promotional and marketing materials for Licensed Products, including advertising, catalogues and product inserts, that Licensed Products have been produced using PCR Technology owned by ROCHE but shall clearly disclaim in such materials that Licensed Products convey any license to practice under any patents within said Technology. CLONTECH shall provide ROCHE with copies of any promotional or marketing material that refers to the PCR process or technology prior to distribution and ROCHE shall have thirty (30) days to comment on said material.

     5.   TECHNOLOGY NOTIFICATION

          5.1 With respect to any invention, improvement or discovery (hereinafter referred to as "Discoveries" in this Article) of CLONTECH made after entering into this Agreement, resulting from work conducted under this Agreement and being applicable to PCR, if CLONTECH decides to license that Discovery to third parties, then CLONTECH agrees to provide to ROCHE, unless not possible due to CLONTECH's pre-existing commitments to third parties relating to said Discoveries, a reasonable opportunity to negotiate a license to use said Discoveries in PCR-based diagnostic products and services. Such Discoveries include, but are

* Portions of this exhibit have been omitted and filed separately with the Commission pursuant to a request for confidential treatment under Rule 406.

                                          4.

not limited to, improvements of the PCR process or in the performance of PCR-based assays, modifications to or new methods of performing PCR-based assays, and improvements facilitating automation of the PCR process.

          5.2 Any agreement reached between The Parties as a result of CLONTECH's notification to ROCHE of a Discovery pursuant to Section 5.1 hereto shall be upon terms and conditions negotiated in good faith by The Parties.

          5.3 SURVIVAL. The provisions of this Article 5 shall survive any termination of this Agreement. Any license granted to ROCHE pursuant to Article 5 shall terminate according to its own terms.

     6.   TERM; TERMINATION

          6.1 TERM. Unless terminated earlier as provided in this Agreement, the term of this Agreement, and all rights and immunities granted by ROCHE to CLONTECH hereunder, shall extend for a period of five (5) years from the Effective Date. Thereafter, the Agreement is automatically extended for the remainder of the term of the patents included in PCR Technology unless ROCHE notifies CLONTECH in writing of its intent to terminate the Agreement. After the expiration of the initial five-year term, RMS may terminate this Agreement at any time and for any reason, upon giving CLONTECH one year's notice of such termination.

          6.2 AUTOMATIC TERMINATION. The licenses granted hereunder to CLONTECH shall automatically terminate upon (i) an adjudication of CLONTECH as bankrupt or insolvent, or CLONTECH's admission in writing of its inability to pay its obligations as they mature; (ii) as assignment by CLONTECH for the benefit of creditors; (iii) CLONTECH's applying for or consenting to the appointment of a receiver, trustee or similar officer's appointment without the application or consent of CLONTECH, if such appointment shall continue undischarged for a period of ninety (90) days; (iv) CLONTECH's instituting (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency arrangement, or similar proceeding relating to CLONTECH under the laws of any jurisdiction; or (v) the institution of any such proceeding (by petition, application or otherwise) against CLONTECH, if such proceeding shall remain undismissed for a period of ninety (90) days, or the issuance or levy of any judgment, writ, warrant of attachment or execution or similar process against a substantial part of the property CLONTECH, if such judgment, writ, or similar process shall not be released, vacated or fully bonded within ninety (90) days after its issue or levy.

          6.3 BREACH. Upon any breach of or default under a material term of this Agreement by CLONTECH, ROCHE may terminate this Agreement upon sixty (60) days' written notice to CLONTECH. Said notice shall become effective at the end of said sixty-day period, unless during said period CLONTECH fully cures such breach or default and notifies ROCHE of such cure.

          6.4 CHANGE OF CONTROL. ROCHE shall have the right to terminate this Agreement by written notice to CLONTECH upon any change in the ownership or control of CLONTECH or of its assets. Termination under this Section shall be effective immediately upon receipt by CLONTECH of ROCHE's notice of termination. For such purposes, a "change


                                          5.

in ownership or control" shall mean that [*] or more of the voting stock of CLONTECH become subject to the control of a person or entity, or any related group of persons or entities acting in concert, which person(s) or entity(ies) did not control such proportion of voting stock as of the Effective Date of the Agreement. Analogously, ROCHE shall have the right to terminate this Agreement upon any transfer or sale of [*] or more of the assets of CLONTECH to another party.

          6.5 NOTICE BY CLONTECH. CLONTECH may terminate this Agreement at any time on thirty (30) days' written notice to ROCHE.

          6.6 REVERSION OF LICENSES. Upon termination of this Agreement as provided herein, for any reason, all rights and immunities granted by ROCHE to CLONTECH hereunder shall revert to or be retained by ROCHE. To the extent ROCHE has licensed technology or know-how of CLONTECH pursuant to Article 5 hereto, those licenses shall remain in force according to the terms of those agreements.

          6.7 At the date of any termination of this Agreement, CLONTECH shall cease using PCR Technology to make Licensed Products; provided however, that if termination is pursuant to Section 6.1 and 6.2, CLONTECH may sell Licensed Products actually in possession of CLONTECH prior to termination, subject to CLONTECH's duty of paying ROCHE royalties thereon pursuant to Article 3 and otherwise complying with the terms of this Agreement.

          6.8 SURVIVAL OF OBLIGATIONS. CLONTECH's obligations to report to ROCHE and to pay royalties to. ROCHE in respect of the Licensed Products shall survive the termination or expiration of this Agreement for any reason.

     7.   CONFIDENTIALITY-PUBLICITY

          7.1 Except as otherwise specifically provided in Section 4.1, CLONTECH agrees to obtain ROCHE's approval before distributing any written information, including but not limited to promotional and sales materials, to third parties which contains or refers to ROCHE or this Agreement. ROCHE's approval shall not be unreasonably withheld or delayed and, in any event, ROCHE's decision shall be rendered within three (3) weeks of receipt of the written information. Once approved, such materials, or abstracts of such materials, which do not materially alter the context of the material originally approved may be reprinted during the term of the Agreement without further approval by ROCHE unless ROCHE has notified CLONTECH in writing of its decision to withdraw permission for such use.

          7.2 Each Party agrees that any financial, legal or business information or any technical information disclosed to it (the "Receiving Party") by the other (the "Disclosing Party") in connection with this Agreement shall be considered confidential and proprietary and the Receiving Party shall not disclose same to any Third Party and shall hold it in confidence for a period of five (5) years and will not use it other than as permitted under this Agreement provided, however, that any information, know-how or data which is orally disclosed to the Receiving Party shall not be considered confidential and proprietary unless such oral disclosure is reduced to writing and given to the Receiving Party in written form within thirty (30) days after oral disclosure thereof. Such confidential and proprietary information shall include,

* Portions of this exhibit have been omitted and filed separately with the Commission pursuant to a request for confidential treatment under Rule 406.

                                          6.

without limitation, marketing and sales information, commercialization plans and strategies, research and development work plans, and technical information such as patent applications, inventions, trade secrets, systems, methods, apparatus, designs, tangible material, organisms and products and derivatives thereof.

          7.3 The above obligations of confidentiality shall not be applicable to the extent:

               (a) such information is general public knowledge or, after disclosure hereunder, becomes general or public knowledge through no fault of the Receiving Party; or

               (b) such information can be shown by the Receiving Party by its written records to have been in its possession prior to receipt thereof hereunder; or

               (c) such information is received by the Receiving Party from any Third Party for use or disclosure by the Receiving Party without any obligation to the Disclosing Party provided, however, that information received by the Receiving Party from any Third Party funded by the Disclosing Party (e.g. consultants, subcontractors, etc.) shall not be released from confidentiality under this exception; or

               (d) the disclosure of such information is reasonably needed for use in connection with performing, offering and selling Licensed Products; or

               (e) the disclosure of such information is required or desirable to comply with or fulfill governmental requirements, submissions to governmental bodies, or the securing of regulatory approvals.

          7.4 With the exception of Section 4.1, each party shall, to the extent reasonably practicable, maintain the confidentiality of the provisions of this Agreement and shall refrain from making any public announcement or disclosure of the terms of this Agreement without the prior consent of the other party, except to the extent a party concludes in good faith that such disclosure is required under applicable law or regulations, in which case the other party shall be notified in advance.

          7.5 SURVIVAL OF OBLIGATIONS. The obligations of the parties pursuant to this Article 7 shall survive the termination or expiration of this Agreement for any reason.

     8.   COMPLIANCE

          8.1 In exercising any and all rights and in performing its obligations hereunder, CLONTECH shall comply fully with any and all applicable laws, regulations and ordinances and shall obtain and keep in effect licenses, permits and other governmental approvals, whether at the federal, state or local levels, necessary or appropriate to carry on its activities hereunder. CLONTECH further agrees to refrain from any activities that would have an adverse effect on the business reputation of ROCHE. ROCHE will advise CLONTECH of any such activities and CLONTECH will have thirty (30) days to correct such activity.


                                          7.

     9.   ASSIGNMENT

          9.1 This Agreement or any of the rights granted hereunder shall not be assigned or transferred by CLONTECH (including without limitation any purported assignment or transfer that would arise from a sale or transfer of some or all of CLONTECH's business, whether by way of a sale of assets, merger or other reorganization or business combination). ROCHE may assign all or any part of its rights and obligations under this Agreement at any time without the consent of CLONTECH. CLONTECH agrees to execute such further acknowledgments or other instruments as ROCHE may reasonably request in connection with such assignment.

     10.  NEGATION OF WARRANTIES AND INDEMNITY

          10.1 CONSTRUCTION.  Nothing in this Agreement shall be construed as:

               (a) a warranty or representation by ROCHE as to the validity or scope of any PCR Technology;

               (b) a warranty or representation that the practice of the PCR Technology for the purposes hereunder is or will be free from infringement of patents of third parties;

               (c) an obligation to bring or prosecute actions or suits against third parties for infringement;

               (d) except as expressly set forth herein, conferring the right to use in advertising, publicity or otherwise any trademark, trade name, or names, or any contraction, abbreviation, simulation or adaptation thereof, of ROCHE;

               (e) conferring by implication, estoppel or otherwise any license, right or immunity under any patents, patent applications or other rights of ROCHE other than those specified in PCR Technology, regardless of whether such patents and patent applications are dominant or subordinate to those in PCR Technology, including without limitation, any patents or patent applications that claim an oligonucleotide which otherwise would be a Licensed Product;

               (f) an obligation to furnish any know-how not provided or incorporated in PCR Technology; or

               (g) creating any agency, partnership, joint venture or similar relationship between ROCHE and CLONTECH.

          10.2 MERCHANTABILITY OR FITNESS. ROCHE MAKES NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

          10.3 INDEMNITY. CLONTECH acknowledges that PCR Technology is experimental in nature and agrees to take all reasonable precautions to prevent death, personal


                                          8.

injury, illness and property damage from the use of such technology. CLONTECH shall assume full responsibility for its use of the PCR Technology and shall defend, indemnify and hold ROCHE harmless from and against all liability, demands, damages, expenses (including attorneys' and expert witness fees and expenses) and losses for death, personal injury, illness, property damage or any other injury or damage, including any damages or expenses arising in connection with state or federal regulatory action in view of the use by CLONTECH, its officers, directors, agents and employees, of the PCR Technology and CLONTECH's manufacture, use or sale of Licensed Products, including but not limited to use by CLONTECH's customers, except that CLONTECH shall not be liable to ROCHE for injury or damage arising solely because of ROCHE's negligence.

     11.  GENERAL

          11.1 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties as to the subject matter hereof, and all prior negotiations, representations, agreements and understandings are merged into, extinguished by and completely superseded by it. This Agreement may be modified or amended only by a writing executed by authorized officers of each of the parties.

          11.2 NOTICES. Any notice required or permitted to be given by this Agreement shall be given by postpaid, first class, registered or certified mail, or by courier, properly addressed to the other party at the respective address as shown below:

If to ROCHE:                            Roche Molecular Systems, Inc.
                                        340 Kingsland Street
                                        Nutley, New Jersey 07110
                                        Attn: Corporate Secretary

with a copy to:                         Roche Molecular Systems, Inc.
                                        1145 Atlantic Avenue, Suite 100
                                        Alameda, California 94501
                                        Attn: Licensing Manager

If to CLONTECH:
                                        -----------------------------------

                                        -----------------------------------

                                        -----------------------------------

                                        Attn:
                                              -----------------------------

Either party may change its address by providing written notice to the other party. Unless otherwise specified herein, any notice given in accordance with the foregoing shall be deemed given within four (4) full business days after the day of mailing, or one full day after the date of delivery to the courier, as the case will be.

          11.3 GOVERNING LAW AND VENUE. This Agreement and its effect are subject to and shall be construed and enforced in accordance with the law of the State of New Jersey, U.S.A., except as to any issue which by the law of New Jersey depends upon the validity, scope or enforceability of any patent within the PCR Technology, which issue shall be determined in accordance with the applicable patent laws of the United States. The Parties agree that the


                                          9.

exclusive jurisdiction and venue for any dispute or controversy arising from this Agreement shall be in the United States District Court for the District of New Jersey if federal jurisdiction exists, and if no federal jurisdiction exists, then in the Superior Court of New Jersey.

          11.4 SEVERABILITY. Nothing in this Agreement shall be construed so as to require the commission of any act contrary to law, and wherever there is any conflict between any provision of this Agreement or concerning the legal right of The Parties to enter into this contract and any statute, law, ordinance or treaty, the latter shall prevail, but in such event the affected provisions of the Agreement shall be curtailed and limited only to the extent necessary to bring it within the applicable legal requirements.

          11.5 If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of The Parties to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the full extent possible.

          11.6 HEADINGS. The section headings used in this Agreement are intended principally for convenience and shall not, by themselves, determine the rights and obligations of The Parties to this Agreement.

     IN WITNESS WHEREOF, The Parties hereto have set their hands and seals and duly executed this Agreement on the date(s) indicated below, to be effective on the Effective Date.

ROCHE MOLECULAR, INC.                        CLONTECH LABORATORIES, INC.

By: /s/ Thomas White                         By: /s/ Ken Fong
    ------------------------------               ------------------------------
     Thomas White, Ph.D.                          Kenneth Fong, Ph.D
Title: Vice President, Research              Title: President & Chief Executive
         & Development                                Officer

Date:  3/28/98                               Date:  5/7/98
      ----------------------------                 ----------------------------


                                          10.